Exhibit 99.2

XpresSpa Announces Partnership with Relevant Healthcare

Novel Coronavirus (COVID-19) Testing in U.S. Airports

NEW YORK, March 25, 2020– XpresSpa Group, Inc. (Nasdaq: XSPA) (“XpresSpa” or the “Company”), today announced an update to discussions in converting its spa locations into novel coronavirus (“COVID-19”) testing locations.

XpresSpa will be partnering (the “Partnership”) with Relevant Healthcare Cost Containment®, the registered trade name of Contain Holdings, LLC, an Illinois limited liability company (“Relevant Healthcare”), a Chicago-area healthcare cost containment, payment integrity and transparency company. Relevant Healthcare had previously announced that it is offering testing for COVID-19 (the “COVID-19 testing”) through its contracts with both Laboratory Corporation of America® (“LabCorp”) and Quest Diagnostics™ (“Quest”). Both LabCorp and Quest are the leading laboratory companies in the U.S. and have the current capacity to process tens of thousands of COVID-19 tests per day. All COVID-19 testing will be done by appropriately licensed health professionals in accordance with applicable federal and state laws.

With our global spas temporarily closing due to recent local government mandates categorizing our traditional services as “non-essential services”, XpresSpa is actively advancing conversations with COVID-19 testing partners to develop a model for testing in U.S. airports including point of entry cities such as New York, Los Angeles, San Francisco, Chicago, Miami, Atlanta and Washington D.C. We have had dialog with the offices of U.S. Senators, Governors, federal authorities and other various agencies to assist in the effort to expedite COVID-19 testing as a much-needed public service.

Our airport real estate portfolio of 46 locations across 23 U.S. airports is ready to reactivate and be redeployed in partnership with local airport authorities in short order.

Doug Satzman, CEO, XpresSpa said, “This is a rapidly developing environment with private and public sectors working in unprecedented ways to partner for the benefit and protection of our citizens. We believe XpresSpa has a significant role to play in the fight against COVID-19 within the travel sector given our airport relationships, infrastructure, workforce with TSA clearance and strong desire to keep travelers and those who work in the airline industries safe.”

When approached by XpresSpa with a potential partnership, Raymond McGaugh, CEO, Relevant Healthcare responded, “I believe this is much needed as the U.S. is mobilizing to implement the first part of the recognized strategy to combat the COVID-19 pandemic, which is mitigation with social distancing, and is rapidly moving to implement the second step of testing for the COVID-19 virus on a mass scale to combat the pandemic. U.S. airports are undoubtedly one of the most important gateway targets with a large population of U.S. airport workers, vendors, TSA security and screeners personnel, airline personnel and, of course, travelers.”

XpresSpa has a significant role to play in the fight against COVID-19 as we, as a nation, become more vigilant in fighting the spread of COVID-19 and other highly contagious diseases in the future. We hope to use our infrastructure and the processes being developed today to work in coordination with the federal and state governments to assist in combating future pandemics.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a health and wellness holding company. XpresSpa Group’s core asset, XpresSpa, is a leading airport retailer of spa services and related health and wellness products, with 51 locations in 25 airports globally. XpresSpa offers services that are tailored specifically to the busy travel customer. XpresSpa is committed to providing exceptional customer experiences with its innovative premium spa services, as well as luxury travel products and accessories. XpresSpa provides almost one million services to customers per year at its locations in the United States, Netherlands, and the United Arab Emirates. To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com. To learn more about XpresSpa, visit www.XpresSpa.com.

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XpresSpa Group as of today's date and are not guarantees of the future performance of the company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in XpresSpa Group’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings. All subsequent written and oral forward-looking statements concerning XpresSpa Group, or other matters and attributable to XpresSpa Group or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XpresSpa Group does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Relations:

ICR

Raphael Gross

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